Exhibit 10.2

VISLINK TECHNOLOGIES, INC.

RESTRICTED STOCK UNITS AGREEMENT

(Employment Inducement Award)

Dated as of January 19, 2024

THIS RESTRICTED STOCK UNITS AGREEMENT is made by and between Vislink Technologies, Inc. (the “Company”) and Michael Bond (the “Employee”).

WHEREAS, the Employee has entered into an at-will employment relationship with the Company pursuant to that certain offer letter dated, executed as of the date hereof by and between the Employee and the Company (the “Employment Agreement”); and

WHEREAS, in accordance with the terms of the Employment Agreement, the Committee desires to make an award of restricted stock units to the Employee as an “employment inducement award” (within the meaning of Nasdaq Listing Rule 5635(c)(4)).

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the parties agree as follows:

1.	The Restricted Stock Units Award. In accordance with the employment inducement award exception to the shareholder approval requirements of the Nasdaq Stock Market (the “Nasdaq”) set forth in Nasdaq Listing Rule 5635(c)(4), the Company hereby grants to the Employee 29,055 restricted stock units (the “Units”). It is understood that the grant of such Units is not made pursuant to the Company’s 2013 Long-Term Stock Incentive Plan (the “Plan”) or any other equity-based incentive plan of the Company or its Affiliates; provided, however, that, unless inconsistent with the express terms of this Agreement, this Agreement shall be construed, and the Units shall be administered, consistent with the provisions of the Plan, the terms of which are herein incorporated by reference. An Award shall be paid hereunder, only to the extent that such Award is Vested, as provided in this Agreement. The Employee’s rights to the Units are subject to the restrictions described in this Agreement and the Plan in addition to such other restrictions, if any, as may be imposed by law.

2.	Definitions. The following definitions will apply for purposes of this Agreement. Capitalized terms not defined in the Agreement shall have the same meaning as in the Plan, including without limitation the following terms: “Affiliate”; “Cause”; “Change of Control”; “Fair Market Value”; and “Committee.”

(a)	“Agreement” means this Restricted Stock Units Agreement by and between the Company and the Employee.

(b)	“Award” means the grant of Units in accordance with this Agreement.

(c)	“Common Stock” means the common stock of the Company, $0.00001 par value.

(d)	“Company Group” means the Company together with its Affiliates.

(e)	“Grant Date” means January 19, 2024.

(f)	“Payment Date” means, as to Vested Units, within 30 days of the date on which the Units become Vested; provided that notwithstanding anything to the contrary in this Agreement or the Plan, if the Payment Date would occur within any “black-out period” consistent with the Company’s Employee Handbook or “insider trading” policy applicable to the Employee, then, upon the written election of the Employee received by the Chief Executive Officer of the Company prior to such Payment Date for such Vested Units, the shares of Common Stock to be issued in settlement of such Vested Units may be issued on the first business day following the expiration of such “black-out period” but not later than March 15 of the calendar year following the calendar year in which the Vested Units become fully vested or December 31 of the calendar year in which the deferred Vested Units otherwise settle and such date shall be deemed to be the applicable Payment Date in respect of such Vested Units.

(g)	“Unit” means a notional unit which is equivalent to a single share of Common Stock on the Grant Date, subject to Section 7(a).

(h)	“Vested” means that portion of the Award to which the Employee has a nonforfeitable right.

(i)	“Vesting Dates” means the dates of vesting of the Awards pursuant to Section 3 of this Agreement.

3.	Vesting. Subject to Sections 5 and 6 below, the Award shall become Vested based on the schedule as outlined in Annex A.

4.	Payment of Award. Subject to Section 7(d) below, on the Payment Date, the Company shall issue to the Employee that number of shares of Common Stock as equals that number of Units which have become Vested.

5.	Termination of Employment.

(a)	Resignation or Termination by the Company. If the Employee ceases to be employed by the Company Group prior to a Vesting Date as a result of resignation, dismissal or any other reason, then the portion of the Award that has not previously Vested shall be forfeited automatically.

(b)	Meaning of termination of employment. If the Company or a member of the Company Group provides Employee a written notice of termination of employment but the termination of employment is not effective for a period of more than thirty (30) days due to applicable law or contractual arrangements between a member of the Company Group and the Employee, for the purposes of this Award, including without limitation Section 5(a) hereof, the Employee’s employment shall be deemed terminated and the Employee shall be deemed ceased to be employed by the Company Group on the date that is thirty (30) days from the date of such notice instead of the actual date of termination.

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6.	Dividends. On each date on which dividends are paid by the Company, the Employee shall be credited with that number of additional Units (including fractional Units) as is equal to the amount of the dividend that would have been paid on the Units then credited to the Employee under this Agreement (which shall not include any Vested Units following the Payment Date in respect of such Vested Units) had they been held in Common Stock on such date divided by the Fair Market Value of a share of Common Stock on such date.

7.	Miscellaneous.

(a)	Adjustments Based on Certain Changes in the Common Stock. In the event of any stock split, reverse stock split, stock dividend, recapitalization or similar change affecting the Common Stock, the Award shall be equitably adjusted.

(b)	No Voting Rights. The Award shall not be interpreted to bestow upon the Employee any equity interest or ownership in the Company or any Affiliate prior to the applicable Payment Date, and then only with respect to the shares of Common Stock issued on such Payment Date.

(c)	No Assignment. No right or benefit or payment under the Award shall be subject to assignment or other transfer nor shall it be liable or subject in any manner to attachment, garnishment or execution.

(d)	Withholding. The Employee is responsible for payment of any taxes required by law to be withheld by the Company with respect to an Award. To facilitate that payment, the Company will, to the extent permitted by law, retain from the number of shares of Common Stock issued to the Employee on the Payment Date that number of shares necessary for payment of the minimum tax withholding amount, valued at their Fair Market Value on the business day most immediately preceding the date of retention. To the extent the Company’s withholding obligation cannot be satisfied by means of share withholding, the Company may, to the extent permitted by law, deduct any such tax obligation from any payment of any kind due to the Employee.

(e)	Employment Rights. This Agreement shall not create any right of the Employee to continued employment with the Company or its Affiliates or limit the right of Company or its Affiliates to terminate the Employee’s employment at any time and shall not create any right of the Employee to employment with the Company or any of its Affiliates. Except to the extent required by applicable law that cannot be waived, the loss of the Award shall not constitute an element of damages in the event of termination of the Employee’s employment even if the termination is determined to be in violation of an obligation of the Company or its Affiliates to the Employee by contract or otherwise.

(f)	Unfunded Status. The obligations of the Company hereunder shall be contractual only. The Employee shall rely solely on the unsecured promise of the Company and nothing herein shall be construed to give the Employee or any other person or persons any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by the Company or any Affiliate.

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(g)	Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.

(h)	Governing Law. This Agreement and all actions arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

(i)	409A. The Award shall be construed and administered consistent with the intent that it be at all times in compliance with, or exempt from, the requirements of Section 409A of the Internal Revenue Code and the regulations thereunder.

(j)	Amendment. This Agreement may be amended only by mutual written agreement of the parties.

(k)	The Award shall in all respects be subject to the Company’s Clawback Policy as in effect from time to time.

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IN WITNESS WHEREOF, the undersigned have executed this Restricted Stock Units Agreement as of the date first written above.

VISLINK TECHNOLOGIES, INC.

By:	/s/ Carleton Miller
Name:	Carleton Miller
Title:	CEO

EMPLOYEE

By:	/s/ Michael Bond
Michael Bond

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Annex A

An inducement grant of 29,055 RSUs with 9,406 of that total time-based and 19,649 performance-based, vesting in three tranches.

Time-Based RSUs: One-half (1/2) of the time-based RSUs (in total 9,406) shall vest on January 19, 2025, and one-half (1/2) shall vest on January 19, 2026, provided that the Grantee remains in continuous employment with the Company on each applicable vesting date.

Performance-Based RSUs: Subject to adjustment as set forth below, 19,649 RSUs will vest in three (3) equal tranches upon attainment of the targets set by the Board in its sole discretion in February 2022. In order for each such tranche of RSUs to vest, the Grantee must have remained in continuous employment with the Company on each applicable vesting date.

Tranche 1: 6,549 RSUs will vest upon the Corporations attainment, on or before December 31, 2026 of revenue of more than $35,575,000 accumulated over four consecutive fiscal quarters.

Tranche 2: 6,550 RSUs will vest upon the Corporations attainment, on or before December 31, 2026 of revenue of more than $37,353,000 accumulated over four consecutive fiscal quarters.

Tranche 3: 6,550 RSUs will vest upon the Corporations attainment, on or before December 31, 2026 of revenue of more than $39,220,000 accumulated over four consecutive fiscal quarters.

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